UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 22, 2008 (August 20, 2008)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices) (Zip Code)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 8.01.	Other Events.

On August 20, 2008, Don Early, Chairman and Chief Executive Officer of QC Holdings, Inc. (the “Company”), and Mary Lou Andersen Early, Vice Chairman of the Company, adopted pre-arranged stock trading plans to sell a limited number of shares of the Company’s common stock. The plans were established for limited asset diversification and financial, estate and tax planning purposes. Mr. Early has not sold any shares of stock in the Company since April 2006, and Ms. Early has not sold any shares of stock in the Company since May 2006. The plans were established in accordance with the guidelines specified in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy.

Under Mr. Early’s trading plan, which includes predetermined criteria and limitations, he intends to sell up to 300,000 shares on the open market if certain price targets specified in the plan are attained. The trading plan is scheduled to terminate on December 31, 2008, unless sooner terminated under plan provisions. Mr. Early currently holds approximately 8,050,000 shares of the Company’s common stock (excluding options to purchase shares), and the shares of stock subject to the plan represent less than 4% of Mr. Early’s stock holdings in the Company.

Under Ms. Early’s trading plan, which includes predetermined criteria and limitations, she intends to sell up to 60,000 shares on the open market if certain price targets specified in the plan are attained. The trading plan is scheduled to terminate on December 31, 2008, unless sooner terminated under plan provisions. Ms. Early currently holds approximately 700,000 shares of the Company’s common stock (excluding options to purchase shares), and the shares of stock subject to the plan represent less than 9% of Ms. Early’s stock holdings in the Company.

Any transactions under the new plans will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modification to or termination of any publicly announced trading plan, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: August 22, 2008	By:	/s/ Douglas E. Nickerson
Douglas E. Nickerson
Chief Financial Officer